ASSET PURCHASE AGREEMENT

ACQUISITION OF

ALL OF THE ASSETS

OF

CREATIVE BUSINESS CONCEPTS, INC.

01 March, 2007

ASSET PURCHASE AGREEMENT

I

PARTIES

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of the 1st day of March, 2007, by and between CREATIVECORP, INC., a Delaware corporation (“Buyer”); CREATIVE BUSINESS CONCEPTS, INC., a California corporation (“Seller”), with its principal place of business located at One Technology Drive, Building H, Irvine, California; and, OXFORD MEDIA, INC., a Nevada corporation (“Oxford”). Buyer, Oxford, and Seller are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A.    Seller is engaged in the business of owning and operating a business, which serves as a wireless systems provider specializing in network security, internet technology integration, “VoIP” telephony, and telecom services. As part of these services, Seller designs and installs specialty communication systems for data, voice, video, and telecom (the “Business”).

B.    Seller conducts the Business at its principal place of business, which is One Technology Drive, Building H, in the City of Irvine, State of California, 92618 (the “Premises”).

C.    Oxford is the corporate parent of Seller, owning one hundred percent (100%) of the issued and outstanding shares of stock Seller. Oxford is a party to this Agreement only as specifically provided for herein.
D.    Seller desires to sell all of its assets it owns in connection with the operation of the Business, and Buyer desires to purchase said assets from Seller pursuant to the terms, covenants, and conditions contained herein.

E.    Oxford is willing to provide Buyer with certain guarantees and indemnifications with respect to the sale herein and Seller’s performance of certain of its obligations under the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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III

SALE AND TRANSFER OF ASSETS

3.1    Purchase and Sale. On the closing date specified in Section 11.1, herein, Seller shall sell, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, all of the Purchased Assets, pursuant to this Agreement and a Bill of Sale in the form attached hereto as Exhibit 3.1 (the “Bill of Sale”).

3.2    Scope of the Assets. The Purchased Assets shall include any and all tangible and intangible assets owned by Seller in connection with the Business as of the Closing Date, including, but not limited to, those assets reflected on the Closing Balance Sheet attached hereto as Exhibit 3.2 and incorporated herein by reference (the “Closing Balance Sheet”), those reflected on any Schedule and/or Exhibit appended to this Agreement and the following items related to the Business: (1) all real property, leaseholds, subleaseholds, improvements, and fixtures; (2) all tangible personal property, such as equipment, machinery, furniture, supplies and inventories; (3) all Intellectual Property Rights (as defined in Section 6.15, below and other proprietary information of Seller), including, but without limitation, all trade names, including but not limited to the trade name “Creative Business Concepts”, and any trademarks, service marks, licenses, copyrights, patents, all patent applications, and processes, together with all designs, models, inventions, artwork, plates, copy, product literature and promotional materials; and all confidentiality, restrictive covenant and invention disclosure agreements to which the Seller is a party by name; (4) all agreements and contract rights to provide products and/or services, including, but not limited to, licenses and sublicenses; (5) all financial interests, such as accounts receivable, prepaid deposits, insurance policies, claims, prepayments, refunds, notes, and other forms of indebtedness; (6) all computer related assets, both hardware and software, and all related licenses; (7) all Internet related assets, such as domain names, including but not limited to cbconcepts.com, Web Sites, and all related accounts and rights; (8) all permits, licenses, approvals, franchises, orders, registrations, certificates, variances, and all similar rights obtained from regulatory agencies or entities; (9) all customer lists and all lists with potential customers; (10) the goodwill of Seller; (11) all telephone and fax lines and numbers, including 949-727-3104 and the individual direct dial telephone numbers of Creative Business Concepts’ employees, and all E-Mail addresses; and, (12) all records, files and papers associated with the assets being purchased and the liabilities assumed; andother tangible and intangible assets and all other assets which are (arising out of or related to the conduct of the ) owned, held or used by Seller in connection with the Business reflected in the Business Financial Statements prepared by management, and assets relating to or arising out of the conduct of the Business after the date of the Business Financial Statements through the Effective Closing Date, other than assets specifically excluded herein (cumulatively referred to as the “Purchased Assets” or the “Assets”) unless specifically excluded to the contrary herein, which Seller may retain for its own use and benefit, as further described in Section 4.1, below.

3.3    Purchase Price.

3.3.1     Amount. At the Closing, Buyer shall acquire the Assets for an aggregate Purchase Price of Eight Hundred Ninety Thousand Dollars ($890,000.00), subject to the adjustments and Escrow Agreement described below.

3.3.2     Payment. The Purchase Price, as determined above, shall be payable at the Closing as follows:

(a)   Buyer shall pay, at the Closing, an amount to be determined as the difference between $890,000 and the amount by which the total of the Assumed Liabilities (under Section 4.2, below) exceeds the total of the Accounts Receivable (under Section 4.3, below), less twenty percent (20%) of that amount (the “Hold Back”); in no event however, will the Hold Back be less than One Hundred Forty Thousand Dollars ($140,000.00). This payment shall be paid by wire transfer in accordance with the wire transfer instructions on Schedule 3.3.2, attached hereto and incorporated herein by reference.

(b)   The Hold Back shall be paid by wire transfer at Closing in accordance with the wire transfer instructions on Schedule 3.3.2. The Hold Back shall be administered in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit 3.3.2.(b) and incorporated herein by reference. The Hold Back is not intended to, nor shall it be so construed, to limit the amount of liability under the Seller’s indemnification obligations under this Agreement.

3.4    No Further Purchase Price Adjustments. Other than the Hold Back, there shall be no further adjustments to the Purchase Price. Any application of the indemnification provisions under Article X of this Agreement shall not be considered an adjustment to the Purchase Price.

3.5    Allocation. The Purchase Price for the Assets shall be allocated in the manner reflected on Schedule 3.5, attached hereto and incorporated herein by reference.

3.6    Tax Reporting. Buyer and Seller hereby agree to report this transaction for Federal Tax purposes in accordance with the allocation of the Purchase Price contained on Schedule 3.5, including all modifications thereto.

3.7    Further Assurances. Seller and Buyer, to the extent permissible by contract or law, shall from time to time, at either’s reasonable request and without additional consideration, execute and deliver such further instruments of transfer, conveyance, assignment, and assumption in addition to those delivered pursuant to Sections 11.2 and 11.3 hereof, take such other action as either may reasonably request to further evidence the transfer, assumption, conveyance and assignment to and vesting in Buyer of title to and the benefit of all of the Purchased Assets and the Assignee Agreements. If reasonably requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer under this Agreement and that require prosecution or enforcement in Seller’s name. Any prosecution or enforcement of claims, rights, or benefits under this section shall be solely at Buyer’s expense, unless the prosecution or enforcement is made necessary by a material breach of this Agreement by Seller.

IV

ASSETS AND LIABILITIES

4.1    Excluded Assets. Except as expressly provided to the contrary on Schedule 4.1 (the “Excluded Assets”), attached hereto and incorporated herein by reference, upon purchase of the Purchased Assets by Buyer, Seller shall retain no right, title or interest in and to any assets currently owned by it.

4.2    Assumed Liabilities. It is the general intent of the Parties that Buyer shall assume ONLY the trade accounts payable (excepting herefrom Intercompany trade accounts payable); accrued vacation salaries and wages of the Seller as reflected in the Business Financial Statements and after the date of the Business Financial Statements through the date of the Closing herein’ and, the leases expressly listed on Schedule 6.13, all as set forth in the attached Schedule 4.2 (the “Assumed Liabilities”), which is incorporated herein by reference. Any accounts payable not listed on Schedule 4.2, shall not be assumed by Buyer. Buyer may, but shall not be obligated to, assume any liability not set forth in Schedule 4.2 and in such event, payment of such liability shall be an offset against the Hold Back and covered by the Seller’s indemnification obligations under this Agreement. Any liability of Seller that is not expressly assumed by Buyer herein shall constitute a retained liability of Seller (“Seller Retained Liabilities”). Seller Retained Liabilities shall include, but without limitation, the following: incurred or accruing prior to the Closing: warranty liability for services provided; liability for taxes, including, but not limited to, property taxes; litigation claims, including, but not limited to, patent, trademark, trade name and/or copyright infringement; liability for federal and/or state security laws; liability for claims of employees of the Business, including, but not limited to, claims arising out of violations of federal or state law governing the employment relationship and environmental and health and safety laws and regulations or breach of contract, except as otherwise assumed hereunder; liability for any severance obligations of employees, including, but not limited to, any payable pursuant to any employee benefit plan and/or expense account, except as otherwise assumed hereunder. Buyer shall be liable for all Indemnified Claims (as defined under Section 10.1, below) attributable to any event occurring after the Closing relating to the operation by Buyer of the Business from and after the Closing,

4.3    Accounts Receivable. It is the general intent of the Parties that Buyer shall acquire all of the Accounts Receivable of Seller (the “Accounts Receivable”), as reflected on Schedule 4.3, attached hereto and incorporated herein by reference, which represents the accounts receivable of Seller as of the Closing and which are assigned herein to Buyer by Seller. In the event that, after the Closing Date, cash or other payments are received by Seller and/or its affiliates in respect of Accounts Receivables or other moneys due Buyer hereunder, all such cash and payments shall be promptly remitted to Buyer.

4.4    Right to Additional Payment. In the event Buyer fails to timely make any payment with respect to any of the Assumed Liabilities (the “Unpaid Liabilities”), Seller may elect to pay such Unpaid Liabilities, in addition to any other costs or charges, if any, directly related to the assumed liabilities, if Seller determines in exercise of its reasonable discretion that such payment is necessary. However, (i) Seller shall be required to give Buyer ten (10) days prior written notice, which notice shall set forth the amount and identity of the Unpaid Liabilities and Associated Costs; and, (ii) Buyer shall not have paid such Unpaid Liabilities and Associated Costs within such ten (10) day period or taken reasonable steps to contest such Unpaid Liabilities where Buyer has reasonable basis to contest such Unpaid Liabilities. Buyer hereby acknowledges and agrees that if Seller pays any Unpaid Liabilities or Associated Costs, Seller shall have the right to immediately collect from Buyer, and Buyer shall immediately pay to Seller, the amount of such Unpaid Liabilities and Associated Costs.

V

REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer represents and warrants to Seller that:

5.1    Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to enter into, and to perform its obligations under, this Agreement.

5.2    Execution of Agreement. Buyer has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement and each of the Settlement Documents to which it is a party, as well as all transactions contemplated hereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery, and performance by Buyer of this Agreement, and each of the Settlement Documents to which it is a party. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable in accordance with the respective terms.

5.3    Authority Relative to the Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action and do not, and will not, violate or conflict with the provisions of the Buyer’s Certificate of Incorporation or Bylaws or the provisions of any indenture, agreement, or other instrument to which Buyer is a party or by which any of its property is bound. The Agreement constitutes a legal, valid and binding obligation of Buyer.

5.4   Effect of Agreement. As of the Closing, the consummation by Buyer of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement and the Settlement Documents to which it is a party, will comply with all applicable law and will not:

(a)   Violate any judgment, statute, law, code, act, order, writ, rule, ordinance, regulation, governmental consent or governmental requirement, or determination or decree of any arbitrator, court, or other governmental agency or administrative body, which now or at any time hereafter may be applicable to and enforceable against the relevant party, work, or activity in question or any part thereof (collectively, “Requirement of Law”) applicable to or binding upon Buyer; or

(b)   Violate any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Buyer or to which Buyer is subject.

5.5    Investigation. On or prior to the Closing, Buyer will have had the opportunity to inspect the condition of the Purchased Assets and Assumed Liabilities. Prior to the Closing, Buyer will have also had the opportunity to investigate the books, records, and the Business Financial Statements. As of the Closing, Buyer will be purchasing the Assets based upon its own independent investigation and evaluation of the Seller and its Business and its prospects, as well as the covenants, representations, and warranties of Seller set forth herein. Buyer is expressly not relying on any oral representations made by Seller with regard to the Assets or the Business.

VI

REPRESENTATIONS AND WARRANTIES BY AND RELATED TO SELLER

Seller, and Oxford as expressly provided for below, hereby represent and warrant to Buyer that:

6.1    Organization. Each of Oxford and Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify could have a material adverse effect on its business or financial condition. Each of Oxford and Seller has full corporate power and authority to perform its obligations under the Agreement. Seller is a wholly owned subsidiary of Oxford. Seller has no issued and outstanding securities other than the shares of Seller common stock held by Oxford. Seller has delivered to Buyer complete and accurate copies of its Certificate of Incorporation and Bylaws, each as amended, in the form of Exhibit 6.1 attached hereto and incorporated herein by reference.

6.2    Execution of Agreement. All corporate proceedings for Seller and Oxford have been taken and all corporate authorizations for Seller and Oxford have been secured which are necessary to authorize the execution, delivery and performance by Seller of this Agreement, and each of the Settlement Documents to which it is a party. This Agreement has been duly and validly executed and delivered by Seller and Oxford and constitutes the valid and binding obligations of Seller and Oxford, enforceable in accordance with the respective terms.

6.3    Effect of Agreement. As of the Closing, the consummation by Seller of the transactions herein contemplated and the satisfaction of Oxford’s limited obligations hereunder, including the execution, delivery, and consummation of this Agreement and the Settlement Documents to which Seller or Oxford, as appropriate, is a party, will comply with all applicable law and will not:

(a)    Violate any “Requirement of Law” applicable to or binding upon Seller or any of its assets;

(b)    Violate (i) the terms of the Certificate of Incorporation or Bylaws of Seller; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Seller or to which Seller is subject;

(c)    Accelerate or constitute an event entitling the holder of any indebtedness of Seller to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d)    Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any part of the assets of Seller or any other assets of Seller under any agreement, commitment, contract (written or oral) or other instrument to which Seller is a party, or by which any of its assets (or any part thereof) is bound or affected.

6.4    Title to the Assets. Seller has, and will on the Closing Date, good and marketable title to all of the Assets, free and clear of all liens, mortgages, conditional sale and other title retention agreements, pledges, assessments, tax liens, and other encumbrances of any nature, except as expressly disclosed on Schedule 6.4, attached hereto and incorporated herein by reference, and all such Assets are located at the premises from which the Business is presently conducted.

6.5    Assets. The Assets are in good operating condition and repair, subject to reasonable wear and tear, constitute all of the assets hereintofore defined, owned by Seller, and are sufficient for the proper operation of the ordinary course of business of Seller. Other than as expressly disclosed, in writing and defined on Schedule 6.5, attached hereto, to the contrary herein, there has not been a sale or transfer of any of the Purchased Assets, or the mortgage, pledge or other encumbrance of any of the Purchased Assets. Further, Seller has not waived or released any material right or claim with respect to or arising out of the Business or for the Purchased Assets or an agreement to waive or release any such material right or claim. Schedule 6.5, attached hereto and incorporated herein by reference, sets forth all liens, claims, encumbrances, charges, restrictions, covenants, conditions and warranty rights relating to the Assets.

To the extent permitted by law, the warranty rights of Seller referred to herein are assignable and transferable to Buyer by Seller, and Seller has the right to assign and transfer the same. Seller has no Knowledge of warranty claims against any vendor or third party relating to the Purchased Assets as of the date hereof except as disclosed in Schedule 6.5. Any warranty claims of Seller against any vendor or third party disclosed in Schedule 6.5 or arising between the date hereof and the Closing shall be assigned to Buyer at the Closing and shall inure to Buyer’s benefit.

To the extent that any additional assets relating to the Business (either owned by Seller or over which Seller has the right of transfer, assignment or conveyance) are discovered by Seller or Buyer after the Closing which reasonably should have been included among the Purchased Assets (given the intent of Seller to convey and transfer the Business to Buyer other than the Excluded Assets), then and in that event such after-discovered asset, assets or Assumed Liabilities shall be assigned, conveyed, transferred and assigned to Buyer, without the payment of any additional consideration to Seller, and such asset or assets shall be considered a Purchased Asset, Purchased Assets for all purposes of this Agreement.

6.6    Financial Statements. Seller has delivered to Purchaser an unaudited Balance Sheet and Profit and Loss Statement and other financial statements, including all Notes related thereto, as of December 31, 2006 of the Business (collectively the “Business Financial Statements”). The Business Financial Statements (i) fairly present the financial condition of the Business as of December 31, 2006; (ii) fairly present the results of operations and changes in cash flows of the Business for the period ended December 31, 2006; and, (iii) were prepared in accordance with accounting principles and conventions consistent with those used by Seller for the immediately preceding three years. The provisions for Property Taxes in the Business Financial Statements were sufficient to provide for all such Property Taxes that, as of the dates of the balance sheets included therein, were due and unpaid and for an appropriate accrual for other unpaid Property Taxes as of such times. Seller has paid Property Taxes, if any, when due and payable. The Business Financial Statements of Seller are true, complete, and accurate in all material respects, and present fairly the financial position of Seller as of the date thereof. Except to the extent reflected and reserved against in the Business Financial Statements, Seller did not have, as of the date of the Business Financial Statements, any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those obligations that are not required by generally accepted accounting principles to be included in the Business Financial Statements, which are reflected in Schedule 6.6, attached hereto and incorporated herein by reference.

6.7    Changes in Financial Condition. Since the date of the Business Financial Statements, there has not been:

  (a)    Any material change in the condition (financial or otherwise) or Business of Seller, except changes in the ordinary course of business, none of which has been materially adverse;

  (b)    Any damage, destruction or loss (whether or not covered by insurance) materially and/or adversely affecting the properties, assets, business or prospects of Seller;

  (c)    Any change in the accounting methods or practices followed by Seller or any change in the depreciation or amortization policies or rates adopted by Seller (whether or not presently outstanding); or

  (d)    Any sale, lease, abandonment or other disposition by Seller, other than in the ordinary course of business, of any Asset, including, but not limited to, machinery, equipment or other operating properties directly or indirectly related to the Business, other than sales of products and/or services in the ordinary course of business; or

  (e)    Any increase in the compensation payable or to become payable by Seller to the officers and key employees of the Business or any adoption of any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to or with such officers or key employees; or
  (f)     Any entry into any commitment or transaction relating to the Business, including, without limitation, any individual borrowing in excess of One Thousand Dollars ($1,000.00), other than in the ordinary course of business.

6.8    Litigation. There is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or to the best Knowledge of Seller, threatened against Seller, the Business, or any of the Assets (or in which Seller or the Business is plaintiff or otherwise a party thereto), and, to the best Knowledge of Seller, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding. Neither Seller nor the Business has waived any statute of limitations or other affirmative defense with respect to any of its liabilities. There is no continuing order, injunction, or decree of any court, arbitrator, or governmental or administrative authority to which Seller or the Business is a party or to which it or any of the Assets is subject. Neither Seller, nor the Business, have been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or regulatory body from engaging in or continuing any conduct or practice. There is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened, against or involving Seller which questions the validity of this Agreement or seeks to prohibit or enjoin or otherwise challenge the transactions contemplated, and, to the Knowledge of Seller, there is no basis for any such claim, action, suit, proceeding or governmental investigation.

6.9    Permits and Licenses. Seller has all licenses and permits (federal, state and local) required by governmental authorities to own, operate, and carry on the Business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them. All permits, licenses, orders or approvals of governmental or administrative authorities required to permit Seller to carry on after the Closing the business of the Business as currently conducted at the Premises have been obtained and are in full force and effect.

6.10    Customers and Suppliers. The books and records of Seller contain an accurate list of each of the customers and suppliers of the Business who have dealt with the Business during the three (3) year period ending on the date hereof (the “Customers and Suppliers”). To Seller’s best Knowledge, Schedule 6.10, attached hereto and incorporated herein by reference sets forth a list of (a) the four largest customers of Seller in terms of gross sales during the fiscal year ended December 31, 2006, and (b) the ten largest suppliers of Seller for the same period. To Seller’s best Knowledge:

  (a)    None of the Customers or Suppliers, or any other person or entity having material business dealings with the Business, will or may cease to continue such relationship with Buyer;

  (b)    None of the Customers or Suppliers, or any other person or entity having material business dealings with the Business, will or may substantially reduce the extent of such relations with the Business at any time from or after the Closing;

  (c)    There are no other existing or contemplated material modification or change in the business relationship of any Customers or Suppliers with Seller;

  (d)    There are no existing conditions or state of facts or circumstances which have materially affected adversely, or will materially adversely affect, the relationship of the Business with Customers or Suppliers it is acquired by Buyer, or which has prevented or will prevent such business from being carried on by the Business, after the Closing, in essentially the same manner as it is currently carried on.

6.11    Regulatory Compliance. To the best Knowledge of Oxford and Seller, Seller has not violated any Requirement of Law, the violation of which would be reasonably likely to have a material adverse effect on the Business or the Purchased Assets. Further, to the best Knowledge of Parent and Seller, Seller has not violated any material provision of (i) ERISA with respect to any employee benefit plans subject to ERISA; or (ii) any applicable environmental laws, orders, regulations, rules, and ordinances relating to Seller, the Business, or the Purchased Assets.

6.12      Tax Status and Disputes. Oxford and Seller have each paid all taxes (federal, state, and local) known to be due and payable and any assessments or penalties received by either. There are no audits pending, are no present disputes as to taxes of any nature payable by Oxford or Seller, and to the best Knowledge of Oxford and Seller, there are no outstanding tax liens or similar filings or recordings against Oxford or Seller for any tax related obligation.

6.13      Leases and Similar Agreements. Except as set forth in Schedule 6.13, attached hereto and incorporated herein by reference, none of the Assets are bound by or subject to any leases or other similar agreements or instruments, whether as lessor or lessee. With regard to all such disclosed leases and similar agreements, Seller has delivered to Buyer any and all consents or waivers of other parties necessary for the continuation of the leases and similar agreements upon the same terms and conditions in effect as of the Closing.

6.14       Accounts Receivable.

  (a)    Schedule 6.14 contains a complete and accurate report showing all Accounts Receivable outstanding as of the Closing, together with an accurate aging of such accounts. The Accounts Receivable have arisen in the ordinary course of business, and are being transferred at full value, except for the quantity discounts accrual and the allowance for doubtful accounts arising in the ordinary course of business shown on the Closing Balance Sheet. Seller knows of no reason why the accruals and allowances referred to in the previous sentence will be inadequate. None of the Accounts Receivable is subject to any lien or claim of offset, setoff or counterclaim. Except as disclosed on Schedule 6.14, there are no Accounts Receivable which are contingent upon the performance by Seller of future services.

  (b)    All Accounts Receivable of Seller arose from valid sales transactions in the ordinary course of business and represent valid obligations due Seller, and are collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms.

6.15       Intellectual Property Rights.

  (a)    For purposes of this Agreement, the term “Intellectual Property Rights” shall be defined to include all such assets necessary for the operation of the Business, as it is currently conducted, and owned by Seller, including but not limited to the following:

 (1)    All patents, patent applications, and inventions and discoveries that may be patentable (collectively, the “Patents”);

 (2)    All copyrights in both published works and unpublished works (collectively, the “Copyrights”);

 (3)    All rights in mask works (collectively, the “Rights in Mask Works”); and

 (4)    All know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned by Seller (collectively, the “Trade Secrets”);

 (5)    All trade names, including but not limited to: “Creative Business Concepts”, “cbconcepts” or the like.

  (b)    To Seller’s Knowledge, all of the Intellectual Property are presently valid and protectible, and are not in the public domain nor have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of the Business. To Seller’s and Oxford’s Knowledge there are no pending or threatened actions which would have a material adverse affect on the Intellectual Property of Seller.

  (c)    Seller is the owner of all right, title, and interest in and to each of the Intellectual Property Rights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, including, but not limited to, claims of infringement, and has the right to use without payment to a third party all of the Intellectual Property Rights and all such Intellectual Property Rights are in full force and effect and have not been abandoned or surrendered any rights, voluntarily or involuntarily, in connection with such Intellectual Property Rights.

6.16    Disclosure. No representation or warranty made by Seller in this Agreement or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Seller has disclosed to Buyer all material information known to it related to Seller and the Business, and their respective condition, operations and prospects. Seller further warrants and represents to Buyer that disclosure of any matter in one section of this Agreement, Schedule or any document delivered pursuant hereto shall be deemed to be a disclosure of such matter(s) in response to any other provision of this Agreement to which such matter may be applicable.

6.17       Material Defaults. Neither Seller nor the Business is in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which Seller or the Business is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of the Business.

6.18       Solvency. Immediately following the execution of this Agreement and the completion of all transactions contemplated by this Agreement, Seller will expect to be able to pay its debts as they mature, does not contemplate filing any proceeding for bankruptcy or similar debtor relief under the federal Bankruptcy Code or similar state law or make an assignment for the benefit of creditors or similar debtor relief statute or law, nor is Seller aware of any threatened bankruptcy or insolvency proceedings against Seller. Seller does not intend to incur debts beyond its ability to pay as such debts mature.

VII

BULK SALES ACTS

Buyer hereby waives its right to require compliance with any Bulk Sales or similar laws and in consideration therefore. Oxford and Seller represent and warrant that the provisions of the California Bulk Sales Law are not applicable to the transactions envisioned hereunder.

VIII

CONDITIONS PRECEDENT

8.1    Conditions to Obligations of Buyer. Unless otherwise waived, in whole or in part, in writing by Buyer, the obligations of Buyer to effect the consummation of the transactions contemplated hereunder, and in the other agreements referred to herein, shall be subject to the satisfaction at the Closing of each of the following conditions in Section 8.2 through and including Section 8.9:

8.2    Representations and Warranties of Seller to be True. The representations and warranties of Seller contained in this Agreement or in any statement, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be true and correct in all material respects on the Closing with the same force and effect as though made at such time. Seller shall have performed all obligations and complied with all covenants required by this Agreement, and the other agreements referred to herein, to be performed or complied with by it prior to the Closing.

8.3    No Proceedings. No suit, action or other proceeding of material consequence shall be pending or threatened before any court or other governmental agency which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages or other relief in connection therewith.

8.4    No Adverse Change. Since the date of this Agreement there shall not have been any material adverse change in the properties, prospects, results of operation or condition of Seller or the Business.

8.5    Consents. Seller shall have obtained and delivered to Buyer all written consents of the other party to all contracts which by their terms or otherwise require the consent of such party to the transfer thereof by Seller.

8.6    Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of Buyer’s acquisition of the Purchase Assets shall have been obtained and shall be in full force and effect and any applicable waiting periods shall have expired.

8.7    Agreements. Buyer’s performance under this Agreement is specifically subject to and conditional upon Buyer entering into a Sublease Agreement with Oxford for the premises at which the Seller is conducting its Business (the “Sublease”), and employment agreements with the Seller’s employees listed on Schedule “8.7” with restrictive covenants and other terms and conditions that are reasonably acceptable to Buyer and considered to be legally enforceable under applicable California law, on or before the Closing herein.

8.8    Purchased Assets. The Purchased Assets shall not have suffered any destruction or damage by fire, accident or other casualty or Act of God, whether or not covered by insurance, which affects in a material way the Purchased Assets or the business being sold hereunder.

8.9    Contemporaneous Transactions. Seller shall have executed each of the Settlement Agreements which requires its signature.

8.10    Conditions to Obligations of Seller. Unless otherwise waived, in whole or in part, in writing by Seller, the obligations of Seller to effect the consummation of the transactions contemplated hereunder, and in the other agreements referred to herein, shall be subject to the satisfaction at the Closing of each of the following conditions in Section 8.11 through and including Section 8.14:

8.11    Representations and Warranties of Buyer to be True. The representations and warranties of Buyer contained in this Agreement or in any statement, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be true and correct in all material respects on the Closing with the same force and effect as though made at such time. Buyer shall have performed all obligations and complied with all covenants required by this Agreement, and the other agreements referred to herein, to be performed or complied with by it prior to the Closing.

8.12    No Proceedings. No suit, action, or other proceeding of material consequence shall be pending or threatened before any court or other governmental agency which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages or other relief in connection therewith.

8.13    Consents. Buyer shall have obtained and delivered to Seller all written consents of the other party to all contracts which by their terms or otherwise require the consent of such party to the acquisition thereof by Buyer.

8.14    Contemporaneous Transactions. Buyer shall have executed each of the Settlement Agreements which requires its signature.

IX

CONDUCT OF SELLER’S BUSINESS

9.1    Prior to Closing. Seller hereby covenants, agrees, represents and warrants to Buyer that, except as otherwise consented to in writing by Buyer, pending the Closing:

  (a)    Seller will carry on the Business in a good and diligent manner consistent with prior practice, and will use its best efforts to preserve its business organization intact, and to keep available the services of all of its present employees, agents, and representatives.

  (b)    Seller will not sell or otherwise dispose of the Assets or any other properties or assets, purchase or otherwise acquire any properties or assets, incur any liabilities or enter into any transactions, except in the ordinary course of business.

  (c)    From and after the execution of this Agreement, Seller will permit Buyer and its duly authorized agents to have reasonable access to the offices, properties, Assets, books, and records of Seller for the purpose of investigating the business and examining the records of Seller, verifying the representations made in this Agreement and the performance of the conditions set forth in this Agreement.

9.2    Covenant not to Compete.

  (a)    For a period of five (5) years following the Closing Date, neither Seller nor Oxford nor any of their respective affiliates shall, throughout the United States, Canada and all other countries in which any currently, or within during the two-year period ending on the Closing Date, conducts Business, directly or indirectly, engage in any business that directly competes with the Business, as engaged in by Seller on the Closing Date. However, this Section shall not apply to any aspect of the business of Seller, Oxford, or any of their respective affiliates to the extent such business is conducted or engaged in by such party as incidental or in direct support of a business of such party which is not otherwise in direct competition with the Business. By way of example and not limitation, offering high speed internet access and related internet technology services to hotel properties shall not be a violation of this Section.

(b)   Buyer and Seller acknowledge and agree that the time, scope, geographic area and other provisions of this Section have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances. Buyer and Seller further agree that if, at any time, despite express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Section is unenforceable because any of the restrictions herein is unreasonable or for any other reason, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable.

  (c)    At no time after the date hereof will Seller or any of its affiliates directly or indirectly disclose, or solicit any person employed by Buyer to disclose or communicate to any person or entity, in any form or manner, directly or indirectly any Confidential Information, except as may be specifically contemplated by the Agreement. “Confidential Information” as used in this Section 9.2 shall mean information including but not limited to marketing or sales, personnel, customers, suppliers, advertisers, pricing or financial information which has been maintained with respect to the Business as confidential by Seller. Seller hereby stipulates that Confidential Information is important and material, represents Trade Secrets and substantially affects the conduct of the Business and its goodwill and that any breach of this Section 9.2 shall constitute a material breach of the Agreement.

  (d)    In the event of breach by Seller of any provision of this Section, Seller acknowledges that any such breach may cause irreparable damage to Buyer, the exact amount of which will be difficult or impossible to ascertain, and that remedies of law for any such breach may be inadequate. Accordingly, Buyer may be entitled, in addition to any other rights or remedies existing in its favor, to obtain, without the necessity for any bond or other security, specific performance for injunctive relief in order to enforce, or prevent the breach of, any such provision.

9.3    Change of Name. Upon the Closing, Seller shall duly execute and deliver for filing with the Secretary of State of the State of California Articles of Amendment changing its name, “Creative Business Concepts, Inc.”, to another name sufficiently dissimilar from the aforementioned name as determined within the reasonable judgment of the Buyer, at the sole cost and expense of Seller.

X

INDEMNIFICATION

10.1    Indemnification by Seller and Oxford. Seller and Oxford jointly and severally hereby covenant and agree that notwithstanding any investigation made at any time by or on behalf of Buyer or any information Buyer may have and regardless of the Closing of the purchase of the Assets hereunder, Seller and Oxford shall jointly and severally indemnify Buyer and its directors, officers, shareholders, affiliates, attorneys, Greg Dunne, and each of their successors and assigns (each individually referred to herein as a “Buyer Indemnified Party”) and hold each harmless from, against and in respect of any and all costs (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of legal counsel) losses, claims, liabilities, fines, penalties, damages, demands, judgments, debts, obligations, causes of action and expenses (cumulatively referred to as the “Indemnified Claims”) arising by reason of or in connection with any of the following:

  (a)    Any and all Indemnified Claims against a Buyer Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise, other than the Assumed Liabilities referenced on Schedule 4.2, arising out of the business of Seller (whether known or unknown to Seller or any Buyer Indemnified Party), to the extent arising out of the operation of the Business or incurred by Seller on or prior to the Closing, including but not limited to liabilities in excess of the Assumed Liabilities;

  (b)    Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any other agreement referred to herein, any Exhibit or Schedule hereto, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection therewith, except that Oxford shall only afford indemnification hereunder for those representations and warranties which it specifically made in this Agreement;

  (c)    Any attempt (whether or not successful) by any person and/or entity to cause or require a Buyer Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Seller other than the Assumed Liabilities in the specific amounts and to the persons and/or entities set forth in Schedule 4.2;

  (d)    Any tax liabilities (including but not limited to all applicable State and County sales tax associated with any and all sales made prior to the Closing), and all interest, penalties, assessments and all other Indemnified Claims in respect thereof, arising out of the business of Seller prior to the Closing; ;

  (e)    Any and all Indemnified Claims arising by reason of or in connection with any act or omission pursuant to, or in breach of this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection therewith, by Seller; and

  (f)    Any and all Indemnified Claims arising from or in any way related to any bonus, pension, profit sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing benefits to employees of Seller.

  (g)    Any and all warranties whether stated or implied with respect to any hardware delivered and/or installed, and/or any services performed prior to the closing.

10.2    Indemnification by Buyer. Buyer hereby covenants and agrees that notwithstanding any investigation made at any time by or on behalf of Seller or any information Seller may have and regardless of the Closing of the purchase of the Assets hereunder, Buyer shall indemnify Seller and its directors, officers, shareholders, affiliates, attorneys and each of their successors and assigns (each individually referred to herein as a “Seller Indemnified Party”) and hold each harmless from, against and in respect of any and all Indemnified Claims arising by reason of or in connection with any of the following:

  (a)    Any and all Indemnified Claims against a Seller Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise attributable to any event occurring after the Closing (whether known or unknown to Seller, or Buyer) relating to the Seller or operation by Buyer of the Business from and after the Closing, except if (i) such liability results from or arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any other agreement referred to herein, any Schedule or Exhibit hereto, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection herewith or therewith; or, (ii) such liability is included under Section 10.1, above;

  (b)    Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection therewith;

  (c)    Any attempt (whether or not successful) by any person to cause or require a Seller Indemnified Party to pay or discharge any debt, obligation, liability, or commitment of the Buyer;

  (d)    Any tax liabilities, and all interest, penalties, assessments and all other Indemnified Claims in respect thereof, arising out of the business of Buyer arising after the Closing;

  (e)    Any and all Indemnified Claims arising by reason of or in connection with any act or omission pursuant to, or in breach of this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection therewith, by Buyer; and

  (f)    Any and all Indemnified Claims arising from or in any way related to any bonus, pension, profit sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing benefits to employees of Buyer.

10.3    Right to Defend If the facts giving rise to any claim for indemnification under this Article X shall involve any actual claim or demand by any third person against a Buyer Indemnified Party or a Seller Indemnified Party (cumulatively referred to hereinafter as an “Indemnified Party”), the indemnifying party shall be entitled to notice of and entitled to (without prejudice to the right of any Indemnified Party to participate at its own expense with counsel if its own choosing) defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice. However, if the defendants in any action shall include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article IX, for all costs and expenses incurred by it in connection therewith. If the Indemnifying Party fails to defend a claim for which it is responsible hereunder within a reasonable time after receipt of Timely Notice, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim and Indemnifying Party shall nevertheless remain liable therefore.

10.4    Right to Offset. In the event that Seller is obligated to pay any amount to Buyer under Section 10.1, Buyer shall give Seller written notice of a brief description and the amount of the obligation. If Seller fails to (i) satisfy said obligation; or, (ii) provide to Buyer a written denial of the request for indemnification, within five (5) days of receipt of the notice, then Buyer shall have the right to offset the amount of the unpaid obligation as a reduction in the amount due to Seller under the Hold Back. In the event that the amount of claimed offset is equal to or greater than the amount still due and owing to Seller under the Hold Back, Buyer shall have the right to pursue all other legal remedies for remainder.

XI

CLOSING DATE AND TRANSFER DATE

11.1    Closing Date. The closing of the transactions contemplated under this Agreement (the “Closing”) and the transfer of the Assets by Seller to Buyer shall have taken place on the ____ day of __________, 2007, at such place as the parties may agree, or at such other time as the parties may agree. The date on which the Closing occurs is also referred to herein as the “Closing Date”.

11.2    Obligations of Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

  (a)    Executed Bill of Sale;

  (b)    Executed Settlement Documents;

  (c)    Executed Board of Directors resolution authorizing the transactions contemplated hereunder and under the Settlement Documents; and

(d)   Any governmental and third party consents (specifically including but not limited to the consent of the Secured Lenders of Oxford), approvals, assurances, or UCC-2 termination statements necessary for the consummation of the transactions contemplated by this Agreement or as may be required to permit Seller to deliver the Assets free and clear of any and all liens, claims, encumbrances, or restrictions (except as otherwise expressly assumed by Buyer hereunder).

11.3    Obligations of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

  (a)    Buyer’s funds, by wire transfer, in the amount of required under Section 3.3.2(a), above;

  (b)    Buyer’s funds, by wire transfer, in the amount of the Hold Back, as required under Section 3.3.2(b), above;

  (c)    Executed Settlement Documents; and

  (d)    Executed Board of Directors resolution authorizing the transactions contemplated hereunder and under the Settlement Documents.

11.4    Failure of Conditions Precedent. In the event that either party fails to meet any condition precedent to Closing, the other party may cancel and terminate this Agreement and upon such cancellation and termination, this Agreement shall be of no further force and effect and the parties shall be relieved of all further liability hereunder. Notwithstanding the foregoing, the Party that fails to meet any condition precedent to Closing which entities the other party to cancel and terminate this Agreement, shall nevertheless remain liable for all losses, damages, costs, including reasonable attorneys’ fees, incurred by the other party in connection with this Agreement and its performance hereunder.

11.4    Transfer of Ownership. The Business and the Assets shall be under the ownership of Buyer as of 12:01 A.M. on the ____ day of __________, 2007.

XII

ADDITIONAL OBLIGATIONS AND AGREEMENTS

12.1    Survival of Representations. All of the covenants, agreements, representations, and warranties made by each party in this Agreement, or pursuant hereto or in connection with the transactions contemplated hereby, shall survive the Closing for a period of two (2) years. Notwithstanding anything herein contained to the contrary, the warranty and representation concerning taxes under Section 6.12 hereof, shall survive for the period of time specifically set forth herein. Buyer shall be able to offset any amount due Seller under the Hold Back from any damages suffered as a result of the breach of any covenant, agreement, representation and/or warranty made in this or in connection with this Agreement, or any schedule and/or exhibit appended hereto and/or referred to herein as incorporated.

12.2    Brokers. Each Party represents and warrants that other than as disclosed on Schedule 12.2, attached hereto and incorporated herein by reference, no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby and that no broker or finder is entitled to any brokerage or finder’s fee or other commission. Each party to this Agreement agrees to indemnify and hold harmless the other parties hereto with respect to any claim for any brokerage or finder’s fee or other commission.

12.3    Settlement Documents. Concurrent with the execution hereof, the Parties shall execute a number of additional agreements, among these being the Bill of Sale, the Escrow Agreement, and the Sublease. The foregoing documents, together with this Agreement and any other agreements attached hereto as Exhibits, will be referred to herein as the “Settlement Documents”.

12.4    Expenses. All costs and expenses incurred in conducting the purchase and sale described in this Agreement in the manner prescribed by this Agreement shall be borne by the Party incurring such expense. As such, each Party shall pay their own costs and expenses of attorneys’ fees, and any and all other costs and expenses arising from the performance of this Agreement and the purchase and sale described in this Agreement shall be borne by the Party incurring said expense.

12.5   Early Termination. This Agreement shall terminate upon:

  (a)    The mutual agreement of Buyer and Seller, provided, however, that such termination is set forth in a writing executed by both parties; or

  (b)    By either Buyer or Seller, in a writing, if the Closing does not occur on or prior to the 2nd day of March, 2007, other than by reason of a breach of a duty or an obligation hereunder of the Party electing to terminate this Agreement. In the event of such termination, no Party shall have any obligation or liability to any other in respect to this Agreement, except for any breach of contract occurring prior to such termination.

12.6    Right of Endorsement. After the Closing, Buyer shall have the absolute and unconditional right and authority to endorse, without recourse, the name of Seller on any check or any other evidence of indebtedness received by Buyer on account of any of the Assets, and Seller shall deliver to Buyer after the Closing a letter of instruction executed by Seller sufficient to permit Buyer to deposit such checks or other evidences of indebtedness in bank accounts in the name of Buyer.

12.7    Events of Default. For purposes of this Agreement, “An Event of Default” shall be defined as:

  (a)    A default in any of Buyer’s monetary obligations hereunder which is not cured within ten (10) days after written notice of such default has been delivered by Seller to Buyer; or

  (b)    An Event of Default under this Agreement and/or any of the Settlement Documents, as such term is defined in the applicable Settlement Document.

12.8   Taxes.

  12.8.1.   Payment of Taxes: Filing of Returns. Seller shall remain liable for the filing of all tax returns and reports and for the payment of all federal, state, and local taxes of Seller.

12.8.2.  Sales Taxes. Buyer shall bear the responsibility for sales, use, or other similar taxes, if any, arising out of the consummation of the transactions contemplated herein, and shall immediately pay to Seller all such taxes when and if imposed, or in the sole discretion of Buyer, Buyer may pay such taxes directly on behalf of Seller. However, in no event shall Buyer’s obligation under this Section exceed Nine Thousand Dollars ($9,000).

12.8.3.  Exclusivity; Publicity; Regulatory Matters. From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by Seller, except as set forth herein.

Between the date of this Agreement and the Closing Date, and for a period of ten (10) days after the Closing, Seller and Buyer shall discuss and coordinate with Buyer any announcement or any internal or private announcement (including any general announcement to employees) concerning the contemplated transaction.

Seller and Buyer shall: (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

12.9   Sublease and Reasonable Cooperation. Oxford and Buyer agree to negotiate in good faith to execute the Sublease, which shall include, among other things, provisions for the continued reasonable access to Oxford’s computer servers and network necessary for the continued operation of the Business for a period of time not to exceed the expiration of the Sublease, which in no event shall exceed six (6) months from the Closing Date.

XIII

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 14.13, below, as follows:

If to Seller:	With a copy to:
Mr. Lewis Jaffe	Keith A. Rosenbaum, Esq.
OXFORD MEDIA, INC.	SPECTRUM LAW GROUP, LLP
One Technology Drive, Bldg. H	1900 Main Street, Suite 125
Irvine, California 92618	Irvine, California 92614

If to Buyer:	With a Copy to:
Mr. Greg Stempson	William D.Norman, Esq.
CREATIVECORP, INC.	METAXAS, NORMAN & PIDGEON, LLP
One Technology Drive, Bldg. H	900 Cummings Center, Suite 207T
Irvine, California 92618	Beverly, Massachusetts 01915

XIV

ADDITIONAL PROVISIONS

14.1    Executed Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or E-Mail, as a defense to the formation of a contract.

14.2    Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

14.3    Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

14.4    Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

14.5    Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

14.6    Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties hereto in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein.

14.7    Additional Documentation. The Parties hereto agree to execute, acknowledge, and cause to be filed and recorded, if necessary, any and all documents, amendments, notices, and certificates which may be necessary or convenient under the laws of the State of California.

14.8    Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

14.9    Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

14.10     Remedies.

14.10.1.        Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

14.10.2.        Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

14.11     Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

14.12     Assignability. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

14.13     Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by E-Mail, by mail, by telegram, or by recognized commercial over-night delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by E-Mail, upon telephone confirmation of receipt of same; (d) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (e) if by telegram, upon telephone confirmation of receipt of same; or, (f) if by recognized commercial over-night delivery service, upon such delivery.

14.14     Time. All Parties agree that time is of the essence as to this Agreement.

14.15     Disputes. The Parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both Parties are obligated to proceed thereunder. Arbitration shall proceed in Orange County, State of California and the Parties agree to be bound by the arbitrator’s award, which may be filed in the Superior Court of Orange County, State of California. The Parties consent to the jurisdiction of State of California Courts for enforcement of this determination by arbitration. The prevailing Party shall be entitled to reimbursement for his attorney’s fees and all costs associated with arbitration. In any arbitration proceeding conducted pursuant to the provisions of this Section, both Parties shall have the right to conduct discovery, to call witnesses and to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both, and the provisions of the California Code of Civil Procedure (Right to Discovery; Procedure and Enforcement) are hereby incorporated into this Agreement by this reference and made a part hereof. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

14.16     Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

14.17     Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

14.18     Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

14.19     Consents, Approvals, and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

14.20     No Third Party Beneficiaries. This Agreement has been entered into solely by and between Buyer and Seller, solely for their benefit. Other than acknowledging that Oxford is a third party beneficiary as to Seller under this Agreement, there is no intent by either Party to create or establish any other third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

14.21     Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

14.22     Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended; and, (ix) “Business Financial Statements” refers to the Balance Sheet, Profit and Loss Statements and all other financial statements, including, all Notes related thereto as of December 31, 2006, submitted by management of Seller to Buyer.

14.23     Knowledge. For purposes of this Agreement, the term “Knowledge” shall mean, with respect to any Party, the actual knowledge of the officers of such Party after reasonable investigation.

XV

EXECUTION

IN WITNESS WHEREOF, this ASSET PURCHASE AGREEMENT has been duly executed by the Parties in Orange County, State of California, and shall be effective as of and on the Effective Date set forth in Article I of this Agreement. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

BUYER:	SELLER:

CREATIVECORP, INC., a Delaware corporation By: Name: Title: Dated:	CREATIVE BUSINESS CONCEPTS, INC., a California corporation By: Name: Title: Dated:

OXFORD:

OXFORD MEDIA, INC.,
a Nevada corporation

By:

Name:

Title:

Dated:

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit 3.1	Bill of Sale

Exhibit 3.2	Closing Balance Sheet

Exhibit 3.3.2.(b)	Escrow Agreement

Exhibit 6.1	Seller’s Certificate of Incorporation and Bylaws

SCHEDULES

Schedule 3.3.2	Wire Transfer Instructions

Schedule 3.5	Purchase Price Allocation

Schedule 4.1	Excluded Assets

Schedule 4.2	Assumed Liabilities

Schedule 4.3	Accounts Receivable

Schedule 6.4	Title to Assets

Schedule 6.5	Sale of Assets

Schedule 6.6	Business Financial Statements

Schedule 6.10	Customers and Suppliers

Schedule 6.13	Leases and Similar Agreements

Schedule 6.14	Accounts Receivable

Schedule 8.7	Employment Agreements

Schedule 12.2	Broker and Finder Fees

EXHIBIT 3.1

BILL OF SALE

EXHIBIT 3.2

CLOSING BALANCE SHEET

The Parties have agreed to waive the requirement of a Closing Balance Sheet at Closing.

EXHIBIT 3.3.2.(b)

ESCROW AGREEMENT

EXHIBIT 6.1

SELLER’S CERTIFICATE OF INCORPORATION AND BYLAWS

SCHEDULE 3.3.2.

WIRE TRANSFER INSTRUCTIONS

Bank:	California Bank & Trust - Irvine Center Branch
Bank Info:	1900 Main Street, Suite 100
Irvine, California 92614
(949) 223-7500
ABA Routing Number:	121002042
Account Name:	Spectrum Law Group, LLP Attorney Client Trust Account
1900 Main Street, Suit 125
Irvine, California 92614
Account Number:	3090028061

SCHEDULE 3.5

PURCHASE PRICE ALLOCATION

The Parties agree to negotiate in good faith to determine a Purchase Price Allocation as soon as practicable after Closing.

SCHEDULE 4.1

EXCLUDED ASSETS

None.

SCHEDULE 4.2

ASSUMED LIABILITIES

SCHEDULE 4.3

ACCOUNTS RECEIVABLE

SCHEDULE 6.4

TITLE TO ASSETS

UCC-1 Financing Statement in favor Ingram Micro.

SCHEDULE 6.5

SALE OF ASSETS

UCC-1 Financing Statement in favor Ingram Micro.

SCHEDULE 6.6

BUSINESS FINANCIAL STATEMENTS

SCHEDULE 6.10

CUSTOMERS AND SUPPLIERS

SCHEDULE 6.13

LEASES AND SIMILAR AGREEMENTS

1. HP Lease for computers.

2. Lease with Connectwise for the software application.

SCHEDULE 6.14

ACCOUNTS RECEIVABLE

SCHEDULE 8.7

EMPLOYMENT AGREEMENTS

SCHEDULE 12.2

BROKER AND FINDER FEES

$45,000 fee payable solely by Seller in favor of Mansfield Sales Partners (Gregg Dunne).